Exhibit 99.1

RAMBUS REPORTS MARCH QUARTER EARNINGS

Earnings per share of 5 cents

LOS ALTOS, CA—April 14, 2003—Rambus Inc. (Nasdaq: RMBS), a leading provider of chip-to-chip interface products and services, today reported financial results for its second fiscal quarter ended March 31, 2003. Earnings per share for the March quarter were 5 cents, compared to 7 cents in the same period last year and 6 cents in the previous quarter. Net income for the March quarter was $5.1 million (18% of revenues), compared to $6.7 million in the same period last year and $5.5 million in the previous quarter. Revenue for the quarter was $28.1 million, up 19% over the same period last year and up 9% from the previous quarter.

“This quarter reflects the progress that we are making with our new Yellowstone and Redwood interface solutions. The increase in both revenue and engineering spending is primarily driven by new contracts with Sony and Toshiba,” said Geoff Tate, CEO of Rambus Inc.

March quarter results reflect $3.3 million in contract revenue, up 90% over the same period last year and up 137% from the previous quarter. This increase in contract revenue primarily reflects the contracts signed recently for Yellowstone and Redwood technology. March quarter results include $24.8 million in royalties, up 14% over the same period last year and up 2% from the previous quarter. Royalties were up primarily due to DDR memories and SDRAM memory controllers.

Total costs and expenses in the March quarter increased $4.7 million from last quarter primarily as a result of an increase in litigation costs, an increase in investment in research and development and an increase in the cost of contract revenue. The increase in litigation costs was driven primarily by costs associated with preparing for the upcoming trial with the Federal Trade Commission. The increases in research and development and the cost of contract revenue are driven by the investment required to meet the milestones on the contracts signed for Yellowstone and Redwood. Total costs and expenses were $23.6 million versus $18.9 million last quarter and $14.8 million in the comparable period last year.

The March quarter results include a pre-tax gain of $1.2 million, comprised of Other Income of $1.7 million less research and development expense of $.5 million, resulting from the divestiture of Rambus’s investment in NurLogic Design, Inc. which was acquired by Artisan Components during the quarter. The divestiture resulted in the receipt of cash, stock and an intellectual property license.

Fiscal Q2 FY2003 earnings announcement call live on website (www.rambus.com) today at 1:30 p.m. PDT.

Conference call replay number 800-642-1687 ID number 9635397; replay also available on website.

Replay available for one week, beginning at 5:00 p.m. PDT.

About Rambus Inc.

Rambus is a leading provider of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’ interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information is available at www.rambus.com.

This release and the conference call on today’s date contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 regarding the Company’s financial prospects, development plans, anticipated product shipment dates, litigation prospects, relations with licensees and other third parties and various other matters. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the possibility of inadequate shipments of Rambus RDRAM memory devices and controllers for the Sony PlayStation2 and the PC main memory market, the market response to these products, the continued deterioration in the DRAM market, any delay in the development of Rambus-based products by licensees, any delay in the development and shipment of new Rambus products, any delay in the development and shipment of products compatible with Rambus products, a strong response of the market to competing technology, a lack of progress on price and cost reduction by RDRAM suppliers, a failure to sign new contracts or maintain existing contracts for RDRAM, Yellowstone, RaSer or SDRAM-compatible and DDR-compatible ICs, adverse litigation decisions and other factors that are described in our SEC filings including our 10-K and 10-Qs.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002	March 31, 2003	March 31, 2002
Revenues:
Contract revenues	$3,267	$1,379	$1,722	$4,646	$4,806
Royalties	24,812	24,325	21,809	49,137	43,589

Total revenues	28,079	25,704	23,531	53,783	48,395

Costs and expenses:
Cost of contract revenues	3,210	1,595	1,842	4,805	4,000
Research and development	7,267	6,518	5,226	13,785	10,346
Marketing, general & administrative	6,054	6,274	6,121	12,328	11,636
Litigation expense	7,077	4,480	1,629	11,557	6,138

Total costs and expenses	23,608	18,867	14,818	42,475	32,120

Operating income	4,471	6,837	8,713	11,308	16,275
Interest and other income, net	2,984	1,294	1,669	4,278	3,606

Income before income taxes	7,455	8,131	10,382	15,586	19,881
Provision for income taxes	2,386	2,602	3,634	4,988	6,959

Net income	$5,069	$5,529	$6,748	$10,598	$12,922

Net income per share—basic	$0.05	$0.06	$0.07	$0.11	$0.13

Net income per share—diluted	$0.05	$0.06	$0.07	$0.10	$0.12

Shares used in per share calculations:
Basic	97,169	97,436	99,948	97,304	100,180
Diluted	103,785	100,209	102,945	101,699	103,596

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$21,475	$28,656	$21,454
Marketable securities	43,421	36,081	65,083
Accounts receivable	4,399	1,080	312
Prepaid and deferred taxes	10,236	7,824	6,073
Prepaids and other current assets	2,266	2,648	3,011

Total current assets	81,797	76,289	95,933
Property and equipment, net	12,078	12,375	13,277
Marketable securities, long-term	105,914	111,095	69,592
Restricted investments	12,320	11,986	12,576
Deferred taxes, long-term	32,554	32,777	35,527
Other assets	5,527	6,001	6,054

Total assets	$250,190	$250,523	$232,959

Total cash, cash equivalents, marketable securities and restricted investments	$183,130	$187,818	$168,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$13,510	$10,386	$10,480
Deferred revenue	21,820	22,218	11,086

Total current liabilities	35,330	32,604	21,566
Deferred revenue, less current portion	16,278	15,542	15,901

Total liabilities	51,608	48,146	37,467

Stockholders’ equity:
Common Stock	97	97	97
Additional paid-in capital	254,120	262,839	261,734
Deferred stock-based compensation	—	—	—
Accumulated other comprehensive gain	924	1,069	818
Accumulated deficit	(56,559)	(61,628)	(67,157)

Total stockholders’ equity	198,582	202,377	195,492

Total liabilities and stockholders’ equity	$250,190	$250,523	$232,959